                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                             BIG CITY RADIO, INC.
                             --------------------
                               (Name of Issuer)


                     Class A Common Stock, $.01 par value
                     ------------------------------------
                        (Title of Class of Securities)

                                  089098-10-7
                                  -----------
                                (Cusip Number)


                               December 31, 2001
                               -----------------
                     (Date of Event which Requires Filing
                              of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_]     Rule 13d-1(b)

  [X]     Rule 13d-1(c)

  [_]     Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

--------------------------                                       ---------------
CUSIP No. 089098-10-7                     13G                           Page 2
--------------------------                                       ---------------


--------------------------------------------------------------------------------
1         NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          PHILLIP FROST, M.D.

--------------------------------------------------------------------------------

2         Check the appropriate Box if a Member of a Group
          (a) [X]
          (b) [_]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------

NUMBER OF               5  SOLE VOTING POWER
SHARES                     0
                  --------------------------------------------------------------
BENEFICIALLY
OWNED BY EACH           6  SHARED VOTING POWER
REPORTING                  540,400
                  --------------------------------------------------------------
PERSON WITH
                        7  SOLE DISPOSITIVE POWER
                           0
                  --------------------------------------------------------------

                        8  SHARED DISPOSITIVE POWER
                           540,400
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          540,400
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          [_]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

--------------------------                                       ---------------
CUSIP No. 089098-10-7                     13G                           Page 3
--------------------------                                       ---------------


--------------------------------------------------------------------------------
1         NAME OF REPORTING
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FROST GAMMA LIMITED PARTNERSHIP

          IRS I.D. #46-0464745
--------------------------------------------------------------------------------

2         Check the appropriate Box if a Member of a Group            (a) [X]
          (b) [_]
--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          NEVADA
--------------------------------------------------------------------------------

NUMBER OF               5  SOLE VOTING POWER
SHARES                          0
                    ------------------------------------------------------------
BENEFICIALLY
OWNED BY EACH           6  SHARED VOTING POWER
REPORTING                       540,400
                    ------------------------------------------------------------
PERSON WITH
                        7  SOLE DISPOSITIVE POWER
                                0
                    ------------------------------------------------------------

                        8  SHARED DISPOSITIVE POWER
                                540,400
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          540,400
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                [_]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.7%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------------                      -----------------------------
CUSIP No. 089098-10-7              13G                        Page 4
          -----------
----------------------------                      -----------------------------

-------------------------------------------------------------------------------

1   NAME OF REPORTING
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FROST GAMMA INC.

    IRS I.D. #59-2749057
-------------------------------------------------------------------------------

2   Check the appropriate Box if a Member of a Group  (a) [X]
                                                      (b) [_]

-------------------------------------------------------------------------------

3   SEC USE ONLY

-------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEVADA
-------------------------------------------------------------------------------

NUMBER OF     5  SOLE VOTING POWER
SHARES              0
BENEFI-       -----------------------------------------------------------------
CIALLY        6  SHARED VOTING POWER
OWNED BY            540,400
EACH          -----------------------------------------------------------------
REPORTING     7  SOLE DISPOSITIVE POWER
PERSON              0
WITH          -----------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER
                    540,400
-------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    540,400
-------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    8.7%
-------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

----------------------------                      -----------------------------
CUSIP No. 089098-10-7               13G                       Page 5
          -----------
----------------------------                      -----------------------------

-------------------------------------------------------------------------------

1   NAME OF REPORTING
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FROST-NEVADA, LIMITED PARTNERSHIP

    IRS I.D. #59-2749083
-------------------------------------------------------------------------------

2   Check the appropriate Box if a Member of a Group  (a) [X]
                                                      (b) [_]

-------------------------------------------------------------------------------

3   SEC USE ONLY

-------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEVADA
-------------------------------------------------------------------------------

NUMBER OF     5  SOLE VOTING POWER
SHARES              0
BENEFI-       -----------------------------------------------------------------
CIALLY        6  SHARED VOTING POWER
OWNED BY            540,400
EACH          -----------------------------------------------------------------
REPORTING     7  SOLE DISPOSITIVE POWER
PERSON              0
WITH          -----------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER
                    540,400
-------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    540,400
-------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    8.7%
-------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    PN
-------------------------------------------------------------------------------

----------------------------                      -----------------------------
CUSIP No. 089098-10-7               13G                       Page 6
          -----------
----------------------------                      -----------------------------

-------------------------------------------------------------------------------

1   NAME OF REPORTING
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FROST-NEVADA CORPORATION

    IRS I.D. #59-2749057
-------------------------------------------------------------------------------

2   Check the appropriate Box if a Member of a Group  (a) [X]
                                                      (b) [_]

-------------------------------------------------------------------------------

3   SEC USE ONLY

-------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEVADA
-------------------------------------------------------------------------------

NUMBER OF     5  SOLE VOTING POWER
SHARES              0
BENEFI-       -----------------------------------------------------------------
CIALLY        6  SHARED VOTING POWER
OWNED BY            540,400
EACH          -----------------------------------------------------------------
REPORTING     7  SOLE DISPOSITIVE POWER
PERSON              0
WITH          -----------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER
                    540,400
-------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    540,400
-------------------------------------------------------------------------------

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    8.7%
-------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

Item 1.

     (a)  Name of Issuer:
          ---------------

       Big City Radio, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

       11 Skyline Drive
       Hawthorne, NY 10532

Item 2.

     (a)  Name of Persons Filing:
          ----------------------

       Phillip Frost, M.D. ("Frost")
       Frost Gamma Limited Partnership ("FGLP")
       Frost Gamma Inc. ("FGC")
       Frost Nevada Limited Partnership ("FNLP")
       Frost Nevada Corporation ("FNC")

     (b)  Address of Principal Business Office or, if none, Residence:
          -----------------------------------------------------------

       The address of the principal office of Frost is:

       4400 Biscayne Boulevard
       Miami, Florida 33137

       The address of the principal office of FGLP is:

       3500 Lakeside Court, Suite 200
       Reno, Nevada 89509

       The address of the principal office of FGC is:

       3500 Lakeside Court, Suite 200
       Reno, Nevada 89509

       The address of the principal office of FNLP is:

       3500 Lakeside Court, Suite 200
       Reno, Nevada 89509

       The address of the principal office of FNC is:

       3500 Lakeside Court, Suite 200
       Reno, Nevada 89509

     (c) Citizenship:
         -----------

       Frost is a United States citizen

       FGLP is a limited partnership organized in the State of Nevada FGC is a Nevada corporation
       FNLP is a limited partnership organized in the state of Nevada FNC is a Nevada corporation

     (d)  Title of Class of Securities:
          ----------------------------

       Class A Common Stock, $.01 par value (the "Shares")

     (e)  CUSIP Number:
          ------------

       089098-10-7

Item 3. If this statement is filed pursuant to ..240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
              ------------------------------

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the of 1940 (15 U.S.C. 80a-8). Investment Company Act

     (e)  [_]  An investment adviser in accordance with .240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with .240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with .240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Act (12 U.S.C. 1813); Federal Deposit Insurance

     (i)  [_]  A church plan that is excluded from the definition of under section 3(c)(14) of the Investment an investment company Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with .240.13d-1(b)(1)(ii)(G).

Item 4.  Ownership:
         ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

     (a) Amount beneficially owed: 540,400*

     (b) Percent of class: 8.7%**

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: 0

         (ii)  Shared power to vote or to direct vote: 540,400*

         (iii) Sole power to dispose or to direct the disposition of: 0

         (iv)  Shared power to dispose or to direct the disposition of: 540,400*

________________________
* These Shares are owned of record by one or more of the Reporting Persons. As the sole limited partner of FNLP and FGLP and the sole shareholder of FNC and FGC, the general partner of FNLP and FNC, respectively, Dr. Frost may be deemed a beneficial owner of the Shares. Record ownership of the Shares may be transferred from time to time among any or all of Dr. Frost, FNLP, FNC, FGLP and FGC. Accordingly, solely for purposes of reporting beneficial ownership of the Shares pursuant to section 13(d) under the Securities Exchange Act of 1934, as amended, each of Dr. Frost, FNLP, FNC, FGLP and FGC will be deemed to be the beneficial owner of Shares held by any of them.

** Based on 6,226,817 Shares outstanding as of September 30, 2001, as reported on the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 as filed with the Securities and Exchange Commission on November 14, 2001.

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_] .

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

     Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company:
--------------------------------------------------------

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

     Not Applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

     Not Applicable.

Item 10.  Certification:
          -------------

     By signing below the undersigned certify that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURES

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                              /s/Phillip Frost, M.D.
                              ----------------------
Date: February 14, 2002       Phillip Frost, M.D.


                              FROST-NEVADA, LIMITED PARTNERSHIP


                              /s/Phillip Frost, M.D.
                              ----------------------
Date: February 14, 2002       Phillip Frost, M.D.
                              President of Frost-Nevada Corporation, General
                              Partner


                              FROST-NEVADA CORPORATION


                              /s/Phillip Frost, M.D.
                              ----------------------
Date: February 14, 2002       Phillip Frost, M.D.
                              President

                              FROST GAMMA LIMITED PARTNERSHIP


                              /s/Phillip Frost, M.D.
                              ----------------------
Date: February 14, 2002       Phillip Frost, M.D.
                              President of Frost Gamma Inc., General Partner


                              FROST GAMMA INC.


                              /s/Phillip Frost, M.D.
                              ----------------------
Date: February 14, 2002       Phillip Frost, M.D.
                              President

                                 EXHIBIT INDEX


Exhibit   Description
-------   -----------

1         Joint Filing Agreement.